Exhibit 10.1

MADISON BANK OF MARYLAND

TWO-YEAR CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT is entered into as of September 30, 2016, by and between the Madison Bank of Maryland (the “Bank”), Philip Phillips (the “Executive”) and MB Bancorp, Inc. (the “Company”), a Maryland corporation and the holding company of the Bank, as guarantor (the “Agreement”).

WHEREAS, the Bank recognizes the importance of Executive to the Bank’s operations and wishes to protect his position with the Bank in the event of a change in control of the Bank or the Company for the period provided for in this Agreement.

NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1.	Term of Agreement.

(a)          The term of this Agreement shall include: (i) the initial term, consisting of the period commencing on the date of this Agreement (the “Effective Date”) and ending on the second anniversary of the Effective Date, plus (ii) any and all extensions of the initial term made pursuant to Section 1(b) of this Agreement.

(b)          Commencing on or before the first anniversary of the Effective Date, the Board of Directors of the Bank (“Board”) or designated committee of the Board will review Executive’s performance for purposes of determining whether to extend the term of this Agreement beyond the expiration date set forth in Section 1(a) of this Agreement, or as extended under this Section 1(b).

2.	Change in Control.

(a)          Upon the occurrence of a Change in Control (as defined in paragraph (b) of this Section) and termination of Executive’s employment, other than for Just Cause (as defined in paragraph (c) of this Sections), in accordance with the terms of this Agreement, the provisions of Section 3 of this Agreement shall apply.

Upon the occurrence of a Change in Control, Executive shall have the right to elect to voluntarily terminate his employment at any time during the term of this Agreement following an event constituting “Good Reason.”

“Good Reason” means, unless Executive has consented in writing thereto, the occurrence following a Change in Control, of any of the following:

(i)     a material diminution of the Executive’s base salary (unless the reduction is part of a Bank-wide or executive-level restructuring of compensation),

(ii)    a material diminution of the Executive’s authority, duties, or responsibilities, or

(iii)   a change in the geographic location at which the Executive must perform services for the Bank by more than 25 miles from such location at the Effective Date.

The Executive must give notice to the Company or the Bank of the existence of one or more of the conditions described above within sixty (60) days after the initial existence of the condition, and the Company or the Bank shall have thirty (30) days thereafter to remedy the condition. In addition, the Executive’s voluntary termination with Good Reason must occur within 90 days after the initial existence of one or more of the conditions set forth in (i) – (iii) above.

(b)          For purposes of this Agreement, a “Change in Control” means a change in control of the Bank or the Company as defined in Internal Revenue Section 409A of the Code and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including a “change in ownership,” “change in effective control” or “change in ownership of a substantial portion of assets.”

(c)          Executive shall not have the right to receive termination benefits pursuant to Section 3 hereof upon termination for Just Cause. The term “Just Cause” shall mean termination because of Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses) or final cease and desist order, or any material breach of any provision of this Agreement. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Just Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board of Directors (excluding the Executive if the Executive is then serving as a member of the Board of Directors) at a meeting of the Board of Directors called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors, Executive was guilty of conduct justifying termination for Just Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after termination for Just Cause.

3.	Termination Benefits.

(a)          If within one (1) year before or after a Change in Control, Executive’s employment is involuntarily terminated for reasons other than Just Cause or Executive elects to terminate his employment for “Good Reason” (in accordance with Section 2(a) of this Agreement) Executive shall receive:

(i)	a lump sum cash payment equal to three (3) times the Executive’s then current base salary, or his base salary as of the date of the Change in Control, whichever is greater. In addition to the cash severance benefit provided for under this

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Section 3(a)(i) the Bank shall provide or cause to be provided post-termination insurance coverage described in Section 3(a)(ii) below, subject to the provisions of Section 3(c) of this Agreement.

(ii)	Continued health and dental insurance coverage for Executive and his dependents at the Bank’s expense. The health and dental insurance coverage shall continue until the first to occur: (x) Executive’s attainment of age 65, (y) Executive’s death or (z) twelve (12) months after Executive’s termination of employment. To the extent that benefits required under this Section 3(a)(ii) cannot be provided under the terms of any employee benefit plan maintained by the Bank or a successor to the Bank, the Bank (or its successor) shall pay to the Executive in a single lump sum an amount in cash equal to the present value of the Bank’s projected cost to maintain that particular insurance benefit (and associated income tax gross-up benefit, if applicable) had the Executive’s employment not terminated, assuming continued coverage for twelve (12) months.

(b)          Notwithstanding any other provisions of this Agreement, in the event that the aggregate payments or benefits to be made or afforded to the Executive under this Agreement or otherwise, which are deemed to be parachute payments as defined in Section 280G of the Code or any successor thereof (the “Termination Benefits”), would be deemed to include an “excess parachute payment” under Section 280G of the Code, then the Termination Benefits shall be reduced to a value which is one dollar ($1.00) less than an amount equal to three (3) times the Executive’s “base amount,” as determined in accordance with Section 280G of the Code. The allocation of the reduction required hereby among the Termination Benefits shall first be made from any cash severance benefit due under Section 3(a)(i) of this Agreement. Nothing contained in this Agreement shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment other than pursuant to Sections 3 hereof or a reduction in the payments and benefits specified, below zero.

(c)          The parties to this Agreement intend for the payments to satisfy the short-term deferral exception under Section 409A of the Code or, in the case of health and dental benefits, not constitute deferred compensation (since such amounts are not taxable to Executive). However, notwithstanding anything to the contrary in this Agreement, to the extent payments do not meet the short-term deferral exception of Section 409A of the Code and, in the event Executive is a “Specified Employee” (as defined herein) no payment shall be made to Executive under this Agreement prior to the first day of the seventh month following the Executive’s termination of employment in excess of the “permitted amount” under Section 409A of the Code. For these purposes the “permitted amount” shall be an amount that does not exceed two times the lesser of: (A) the sum of Executive’s annualized compensation based upon the annual rate of pay for services provided to the Bank for the calendar year preceding the year in which Executive terminates employment, or (B) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which Executive’s termination of employment occurs. The payment of the “permitted amount” shall be made within five (5) days of the Executive’s termination of employment. Any payment in excess of the permitted amount shall be made to Executive on the first day of the seventh month following Executive’s termination of employment. “Specified Employee” shall be

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interpreted to comply with Section 409A of the Code and shall mean a key employee within the meaning of Section 416(i) of the Code (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Bank is a publicly-traded institution or the subsidiary of a publicly-traded holding company.

(d)          Executive shall be entitled to the severance benefits in this Section 3 within five (5) days of the second to occur of (i) a Change in Control and (ii) Executive’s termination of employment under the circumstances described in Section 3(a) herein. In no event shall the Executive be entitled to benefits under this Agreement if a Change in Control does not occur.

4.	Notice of Termination.

(a)          Any purported termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b)          “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a termination for Just Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

5.	Source of Payments.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

6.	Effect on Prior Agreements and Existing Benefit Plans.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement. Nothing in this Agreement shall confer upon Executive the right to continue in the employ of the Bank or shall impose on the Bank any obligation to employ or retain Executive in its employ for any period.

7.	No Attachment.

(a)          Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be

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null, void and of no effect.

(b)          This Agreement shall be binding upon, and inure to the benefit of, Executive, the Bank and their respective successors and assigns.

8.	Modification and Waiver.

(a)          This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)          No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.	Severability.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

10.	Headings for Reference Only.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. In addition, references herein to the masculine shall apply to both the masculine and the feminine.

11.	Governing Law.

Except to the extent preempted by federal law, the validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Maryland, without regard to principles of conflicts of law of that State.

12.	Arbitration.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Bank, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

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13.	Payment of Legal Fees.

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, only if Executive is successful pursuant to a legal judgment, arbitration or settlement.

14.	Indemnification.

The Company or the Bank shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by her in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Company or the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs, attorneys’ fees and the cost of reasonable settlements.

15.	Successors to the Bank.

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

16.	Required Provisions.

In the event any of the foregoing provisions of this Section 16 are in conflict with the terms of this Agreement, this Section 16 shall prevail.

(a)          The Board may terminate the Executive’s employment at any time, but any termination by the Bank, other than termination for Just Cause, shall not prejudice the Executive’s right to compensation or other benefits under this Agreement. The Executive shall not have the right to receive compensation or other benefits for any period after termination for Just Cause as defined in this Agreement.

(b)          If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(3) or (g)(1), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may, in its discretion: (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

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(c)          If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d)          If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1813(x)(1), all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e)          All obligations under this Agreement shall terminate, except to the extent determined that continuation of the Agreement is necessary for the continued operation of the Bank: (i) by the Comptroller of the Currency, or his or her designee (the “Comptroller”), at the time the Federal Deposit Insurance Corporation (FDIC) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1823(c), or (ii) by the Comptroller at the time the Comptroller approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Comptroller to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(f)           Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to, and conditioned upon, their compliance with 12 U.S.C. Section 1828(k) and FDIC Regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

(g)          Notwithstanding the timing for the payment of severance under this Agreement, no such payments shall be made or commence, as applicable, that require the concurrence or consent of the appropriate federal banking agency of the Bank pursuant to 12 C.F.R. Section 359 prior to the receipt of such concurrence or consent. Any payments suspended by operation of this Section 16(g) shall be paid in a lump sum within thirty (30) days following receipt of the concurrence or consent of the appropriate banking regulators of the Bank or as otherwise directed by such regulators.

17.	Miscellaneous.

In the event the Executive’s employment with the Bank or the Company is involuntarily or voluntarily terminated prior to a Change in Control and the Executive is serving on the Board of Directors of the Bank and/or the Company as of his termination of employment, Executive agrees that he shall resign as a director of the Bank and the Company effective immediately after termination of his employment. With respect to the preceding sentence, Executive agrees that his resignation as a director will be effective as of the date his employment with the Company and the Bank terminates, regardless of whether the Executive submits a formal, written resignation as director. Except as otherwise provided herein, following the Executive’s

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termination of employment prior to a Change in Control, Executive shall have no rights to any severance benefits provided under this Agreement.

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SIGNATURES

IN WITNESS WHEREOF, Madison Bank of Maryland and MB Bancorp, Inc. each caused this Agreement to be executed by their duly authorized officers, and Executive has signed this Agreement on September 30, 2016.

MADISON BANK OF MARYLAND

By:	/s/ Lawrence W. Williams
Lawrence W. Williams Chairman of the Board

MB BANCORP, INC.
(Guarantor)

By:	/s/ Lawrence W. Williams
Lawrence W. Williams Chairman of the Board

EXECUTIVE

/s/ Philip P. Phillips
Philip P. Phillips President and Chief Executive Officer

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